Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT NAMES PATRICK G. LEPORE TO BOARD OF DIRECTORS

Philadelphia, PA – June 20, 2017 – Lannett Company, Inc. (NYSE: LCI) today announced that Patrick G. LePore has been appointed to the company’s Board of Directors, effective July 1, 2017.  The addition of LePore will increase the total number of directors to seven.

“Patrick brings more than 30 years of pharmaceutical industry experience, having served as a senior level executive or board member for a number of highly regarded companies in our sector,” said Jeffrey Farber, chairman of Lannett.  “Patrick complements and strengthens our board.  His appointment ensures we have the necessary know-how to draw upon as we continue to streamline and integrate our manufacturing operations and further grow our business.”

“Patrick’s background includes expertise in operations, marketing, and mergers and acquisitions, among others,” said Arthur Bedrosian, chief executive officer of Lannett.  “We welcome Patrick and look forward to benefiting from his insights.”

Since 2007, LePore, 62 years of age, served as chairman, CEO and president of Par Pharmaceuticals, Inc., until the company’s acquisition by private equity investor TPG in 2012.  He remained as chairman of the new company where he led the sale of the company to Endo Pharmaceuticals.  LePore began his career with Hoffmann LaRoche.  Later, he founded Boron LePore and Associates, a medical communications company, which he took public and was eventually sold to Cardinal Health.  He is a member of the board of directors of PharMerica and Innoviva, and is a trustee of Villanova University.  LePore earned his bachelor’s degree from Villanova University and Master of Business Administration from Fairleigh Dickinson University.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications. For more information, visit the company’s website at www.lannett.com.

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